Exhibit 99.1
NEWS RELEASE
FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR SUCCESSFULLY COMPLETES PREVIOUSLY ANNOUNCED CAPITAL RAISE
TROY, Mich. (May 20, 2008) – Flagstar Bancorp, Inc. (NYSE:FBC) completed its previously announced offering of 12,000,000 shares of its common stock and 47,982 shares of mandatory convertible non-cumulative perpetual preferred stock. The Company plans to use the net proceeds of approximately $94 million to strengthen its regulatory capital position.
As previously announced, the Company sold 11,365,000 shares of common stock at a purchase price of $4.25 per share to the institutional investors, 635,000 shares of its common stock, in the aggregate, to Mr. Thomas Hammond and Mr. Mark Hammond at a purchase price of $5.88 per share, and 47,982 shares of mandatory convertible non-cumulative perpetual preferred stock to the institutional investors at a purchase price and liquidation preference of $1,000 per share. Upon stockholder approval, the convertible preferred stock will automatically convert into the Company’s common stock at an initial exercise price of $4.25 per share, subject to customary anti-dilution adjustments.
Flagstar Bancorp, with $15.9 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2008, Flagstar operated 167 banking centers in Michigan, Indiana and Georgia and 138 home loan centers in 26 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.